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                                                                     EXHIBIT 5.1

                                 August 16, 1999




         UST Inc.
         100 West Putnam Avenue
         Greenwich, Connecticut 06830

                        Re:      UST Inc. - Registration Statement on Form S-4

         Ladies and Gentlemen:

                           We have acted as special counsel for UST Inc., a Delaware corporation (the "Company"), in connection with the Company's public offering of up to $200,000,000 aggregate principal amount of 7.25% Senior Notes due 2009 (the "7.25% Notes") and up to $40,000,000 aggregate principal amount of Floating Rate Senior Notes due 2009 (the "Floating Rate Notes", and together with the 7.25% Notes, the "Notes"). The Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 7.25% Senior Notes due 2009 and Floating Rate Senior Notes due 2009 (collectively the "Old Notes") under an indenture dated as of May 27, 1999 between the Company and State Street Bank and Trust Company, as Trustee (the "Indenture").

                           This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                           In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333- ), as filed with the Securities and Exchange Commission (the "Commission") under the Act on August 16, 1999,



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UST Inc.
August 16, 1999
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         Amendment No. 1 thereto as filed with the Commission on ______ __, 1999
         (such Registration Statement, as so amended, the "Registration Statement"); (ii) an executed copy of the Indenture; (iii) an executed copy of the Exchange and Registration Rights Agreement dated May 27, 1999 by and among the Company, Goldman Sachs & Co., Morgan Stanley &
         Co. Incorporated and Fleet Securities, Inc. (the "Registration Rights Agreement"); (iv) the form of 7.25% Notes, Floating Rate Notes and a specimen certificate of each; (v) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; (vi) the Restated Articles of Incorporation of the Company (the "Charter"); (vii) the By-laws of the Company (the "By-laws"); and (viii) certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                           In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that such parties executed by parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                           Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York which are normally applicable to transactions



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         of the type contemplated by the Indenture and the Notes and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non Opined on Law on the opinions herein stated.

                           Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that (a) the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and (b) the waiver contained in Section 515 of the Indenture may be deemed unenforceable.

                           In rendering the opinions set forth above, we have assumed that the execution and delivery by the Company of the Notes and the Indenture and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which were identified to us by the Company as being material to it and which are listed in Part 2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


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                           We hereby consent to the filing of this opinion with
         the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                        Very truly yours,